Exhibit 99.2

Contact: Marc Cannon (954) 769-3146 cannonm@autonation.com

AutoNation Invests $50M in Vroom, a Leading Online Car Retailer

FORT LAUDERDALE, Fla., (October 30, 2018) -AutoNation, Inc. (NYSE: AN), America’s largest automotive retailer, today announced a strategic investment in Vroom Inc., a leading online car retailer. AutoNation’s strategic investment in Vroom provides a foundation for a mutually beneficial partnership. The Company’s investment of $50 million represents an ownership stake of approximately 7 percent.

AutoNation continues to strategically invest in emerging digital technologies, internally and externally, as the mobility space is transforming. The Company’s strategic investment in Vroom, an early leader in the automotive e-Commerce space, and the acceleration of its digital platform shows its continued leadership in the automotive retail industry.

Vroom, led by Chief Executive Officer Paul Hennessy, has a seasoned leadership team with unmatched experience in e-Commerce transformation and growth. Prior to joining Vroom in June 2016, Mr. Hennessy had a fifteen-year career at massive global travel company, Booking Holdings, Inc., where he held several critical roles including CEO of priceline.com and Chief Marketing Officer of Booking.com.

Paul Hennessy remarked, “AutoNation has been one of the chief trailblazers in transforming automotive commerce in the past several decades. It is a perfect fit to have them in our family as our industry is quickly scaling towards the digital purchase and sale experience that we are offering.”

Mike Jackson, AutoNation’s Chairman, CEO and President, said, “We are excited about our investment in Vroom and the potential collaboration between our companies. With this strategic investment, AutoNation remains uniquely positioned to lead our industry towards the future of the consumer buying experience.”

About Vroom, Inc.
Vroom's focus is making it easy for consumers to make the car they want, the car they drive. A national online auto retailer, Vroom offers thousands of low-mileage, reconditioned vehicles with delivery directly to consumers. Vroom’s seamless private-seller acquisition service allows customers to receive cash offers for their vehicles in minutes. The company is based in New York and Houston. Vroom also operates the Texas Direct Auto brand. For more information, visit Vroom.com.
About AutoNation, Inc.
AutoNation, America’s largest automotive retailer, is transforming the automotive industry through its bold leadership, innovation, and comprehensive brand extensions. As of September 30, 2018, AutoNation owned and operated over 325 locations from coast to coast. AutoNation has sold over 11 million vehicles, the first automotive retailer to reach this milestone. AutoNation’s success is driven by a commitment to delivering a peerless experience through customer-focused sales and service processes. Through its Drive Pink initiative, AutoNation is committed to drive out cancer, create awareness and support critical research. AutoNation continues to be a proud supporter of the Breast Cancer Research Foundation and other cancer-related charities.
Please visit investors.autonation.com, www.autonation.com, www.autonationdrive.com, www.twitter.com/autonation, www.twitter.com/CEOMikeJackson, www.facebook.com/autonation, and www.facebook.com/CEOMikeJackson, where AutoNation discloses additional information about the Company, its business, and its results of operations.